EXHIBIT 21.1

SUBSIDIARIES
The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of December 31, 2022. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Appleton Supply Company, Inc.	Delaware
D.S.B. Holding Corp.	Delaware
The D.S. Brown Company	Ohio
Florence Corporation	Illinois
Florence Corporation of Kansas	Kansas
Gibraltar Industries Holding Company (UK) Limited	United Kingdom
Rough Brothers Greenhouse Manufacturing (Shanghai) Co., Ltd	China
RBI Solar KK	Japan
Gibraltar Steel Corporation of New York	New York
Southeastern Metals Manufacturing Company, Inc.	Florida
Pacific Awards Metals, Inc.	California
Noll/Norwesco, LLC	Delaware
Air Vent Inc.	Delaware
Package Concierge, Inc.	Delaware
Quality Aluminum Products, LLC	Delaware
Rough Brothers Holding Co., Inc.	Ohio
Terrasmart, Inc.	Ohio
Rough Brothers Manufacturing, Inc.	Ohio
Prospiant, Inc.	Ohio
Apeks, LLC	Ohio
Thermo Energy Solutions, Inc.	Canada
Solar Group, Inc.	Delaware
Architectural Mailboxes, LLC	Ohio